Exhibit 99.3

Follow up to STFC conference call Q&A:

Q) During the call Mr. Restrepo mentioned a target non-catastrophe loss ratio for Homeowners would be under 40%. What initiatives do you have in place to achieve this?

A) We are developing a Homeowners by-peril rating platform, intend to take modest premium increases, striving to attain adequate wind/hail deductibles and considering adjustments to our inflation guard factor.

Q) What would be a similar loss ratio target for Auto?

A) We target a non-catastrophe loss ratio for Standard Auto in the mid 60’s range.

Q) Your loss ratio for the fourth quarter in Workers Comp was a very low 41.2%.

Were there reserve releases in this line during the quarter?

A) Workers Compensation is a relatively small line from a premium standpoint. It is therefore more susceptible to volatility, both positive and negative, from quarter to quarter. We do not publish reserve releases quarterly in total, if any, or by line.

Q) What is your agency appointment goal for 2008?

A) None has been established for 2008.

Q) How many agency appointments and cancellations were there in 2007?

A) 90 agency appointments and 142 cancellations during 2007.

Q) What was the amount of assets transferred to STFC in connection with the pooling changes effective 1/1/08?

A) Approximately $90 million in cash.